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As filed with the Securities and Exchange Commission on August 9, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under The Securities Act of 1933

Avercal Inc.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of
incorporation or organization)


7310
(Primary Standard Industrial Classification Code Number)


47-1523746
(I.R.S. Employer
Identification Number)

121 W. Locust Street; Ste 204
Davenport, IA  52803
563-823-8300 or 1-866-894-2034

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Current Mailing Address
P.O. Box 152
Moline, IL  61266
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(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

B. J. Potts Peppers
Founder and Chief Executive Officer
Avercal, Inc.
121 W. Locust Street; Ste 204
Davenport, IA  52803
563-823-8300 or 1-866-894-2034

(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Approximate date of commencement of proposed sale to
the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer ( )     Accelerated filer  ( )


Non-accelerated filer ( )        Smaller reporting company ( )


Persons who are to respond to the collection of information
Contained in this form are not required to respond unless this form are not required to respond unless the form displays a currently valid OMB control number.

Calculation of Registration Fee
---------------------------
Title of Each Class of Securities to
Be Registered - Equity (Common Stock)
Amount to be Registered - 2,000,000
Proposed Maximum Aggregate Offering
Per Unit - $3
Proposed Maximum Aggregate
Offering Price - $6,000,000
Amount of Registration Fee - $427.80
--------------------------------------------
**Note: Pursuant to Rule 457 (230.457), calculation of registration fee was computed using the new fee rate file (edgar.frt) along with "Submission Template 1" from www.edgarfiling.sec.gov.

Estimated solely for the purpose of computing the amount of the registration fee, in accordance with to Rule 457 (o) promulgated under the Securities Act of 1933.

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TABLE OF CONTENTS


MESSAGE FROM THE FOUNDERS -----------------------------------------
Introduction-------------------------------------------------------
Serving Consumers--------------------------------------------------
Long Term Focus----------------------------------------------------
Risk Vs. Reward In The Long Run------------------------------------
Executive Roles----------------------------------------------------
Corporate Structure------------------------------------------------
Becoming a Public Company------------------------------------------
IPO Pricing and Allocation-----------------------------------------
Conclusion---------------------------------------------------------
PROSPECTUS SUMMARY-------------------------------------------------
Our Company--------------------------------------------------------
Corporate Information----------------------------------------------
Our Competitive Strengths------------------------------------------
THE OFFERINGS------------------------------------------------------
RISK FACTORS-------------------------------------------------------
Risks Related to Our Business and Industry------------------------- Risks Related to Our Offering--------------------------------------
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS------------------ USE OF PROCEEDS----------------------------------------------------
DIVIDEND POLICY----------------------------------------------------
CASH AND CAPITILIZATION--------------------------------------------
DILUTION-----------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA------------------------------- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION-------- AND RESULTS OF OPERATIONS------------------------------------------
Overview-----------------------------------------------------------
Marketing and Advertising------------------------------------------
Income Taxes-------------------------------------------------------
Liquidity and Capital Resources------------------------------------
BUSINESS-----------------------------------------------------------
Overview-----------------------------------------------------------
INDUSTRY BACKGROUND------------------------------------------------
Vehicle Selling----------------------------------------------------
The Avercal Solution-----------------------------------------------
ANTICIPATED PRODUCTS AND SERVICES----------------------------------
MARKETING AND SALES------------------------------------------------
Franchisee Network and Training------------------------------------
Competition--------------------------------------------------------
Operations And Technology Facilities------------------------------- Government Regulation----------------------------------------------
Employees----------------------------------------------------------
MANAGEMENT---------------------------------------------------------
Executive Officers, Directors And Other Key Employees-------------- Director Compensation----------------------------------------------
PRINCIPAL AND SELLING STOCKHOLDERS---------------------------------
DESCRIPTION OF CAPITAL STOCK---------------------------------------
Common Stock-------------------------------------------------------
Preferred Stock----------------------------------------------------
SHARES ELIGIBLE FOR FUTURE SALE------------------------------------
LOCK-UP AGREEMENTS-------------------------------------------------
PLAN OF DISTRIBUTION-----------------------------------------------
NOTICE TO CANADIAN RESIDENTS---------------------------------------
Resale Restrictions------------------------------------------------
Representations of Purchasers--------------------------------------
Rights of Action-Ontario Purchasers Only--------------------------- Enforcement of Legal Rights----------------------------------------
Taxation and Eligibility for Investment---------------------------- ADDITIONAL INFORMATION---------------------------------------------
SIGNATURE----------------------------------------------------------
POWER OF ATTORNEY--------------------------------------------------

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The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. We are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,000,000 SHARES
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Class A Common Stock
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Avercal is offering 2,000,000 shares of Class A common stock.
This is our initial public offering (IPO) and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $3 and $5 per share.
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Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock.
Each share of Class A common stock is entitled to one vote per share.
Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.
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We have started the application process to list our Class A common stock on either the New York Stock Exchange or the NASDAQ National
Market under the symbol AVER.
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Investing in our Class A common stock involves risks.
See "Risk Factors.
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Price $3 A Share
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Price to Public Per Share - $3
Proceeds to Avercal Per Share - $6,000,000
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The Securities and Exchange Commission and state securities have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete.
Any representation to the contrary is illegal.

It is expected that the shares will be delivered to purchasers on or before December 2010.

You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted.
The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or of any sale of shares. Except where the content requires otherwise, in this prospectus, the " Company" "Avercal", "we", "us" "our" refer to Avercal Inc, a Delaware corporation, and, where appropriate, its subsidiaries.

We have not undertaken any efforts to qualify this offering for offers to individual investor in any jurisdiction outside the U.S.; therefore, individual investors located outside the U.S. should not expect to be eligible to participate in this offering.

MESSAGE FROM THE FOUNDERS

Introduction

Avercal is not a conventional company and we do not intend to become one. Throughout Avercal's evolution as a privately held company, we have managed Avercal differently.
We have also emphasized an atmosphere of creativity and challenge, which has helped us provide access to automobiles for sale by owners who rely on us around the United States.

Now the time has come for the company to go public. This change will bring important benefits for our employees, for our future shareholders, for our clients, and most of all for Avercal's online consumers. But the standard structure of public owner may jeopardize the independence and focused objectivity that have been most important in Avercal's past and that we consider most essential for its future. Therefore, we have designed a corporate structure that will protect Avercal's ability to innovate and retain its most distinctive characteristics.
We are confident that, in the long run, this will bring Avercal and its shareholders, the greatest economic returns. We want to clearly explain our plans and the reasoning and principles behind them. We are delighted you are considering an investment in Avercal and are reading this letter.

Serving Consumers

Pernell and I founded Avercal because we believed we could provide a great service to the United States - advertising automobiles in the most convenient and secure manner.
Serving our consumers is at the heart of what we do and remains our number one priority.

Our goal is to develop services that improve the lives of as many people as possible, to do things that matter. We make our services as widely available as we can. Advertising is our principal source of revenue, and the ads we provide are relevant and useful rather than intrusive and annoying.
We strive to provide consumers with great convenience.

We are proud of the services we have built and we hope that those we create in the future will have an even greater positive impact on the world.

Long Term Focus

As a private company, we have concentrated on the long term, and this has served us well. As a public company, we will do the same.
In our opinion, outside pressures too often tempt companies to sacrifice long-term opportunities to meet quarterly market expectations. Sometimes this pressure has caused companies to manipulate financial results in order to "make their quarter." "We won't 'falsify' quarterly or annual results: If earnings figures are low when they reach headquarters, they will be low when they reach you."

If opportunities arise that might cause us to sacrifice short-term results but are in the best long-term interest of our shareholders, we will take those opportunities. We will have the stamina to do this. We would request that our shareholders take the long-term view.

Many companies are under pressure to keep their earnings in line with analysts' forecasts. Therefore, they often accept smaller, but predictable, earnings rather than larger and more unpredictable returns.
Pernell and I feel this is harmful,
and we intend to steer in the opposite direction.

Avercal has had adequate cash to fund our business and has generated additional cash through other sources. This gives us the flexibility to weather costs, benefit from opportunities, and optimize our long-term earnings. We release improvements immediately rather than delaying them, even though delay might give "smoother" financial results. You have our commitment to execute quickly to achieve long-term value rather than making the quarters more predictable.

We will make decisions on the business essentials, not accounting considerations, and always with the long-term welfare of our company and shareholders in mind.

Although we may discuss long-term trends in our business, we do not plan to give earnings guidance in the customary sense.
We are not able to forecast our business within a narrow range for each quarter. We recognize that our duty is to advance our shareholders' interests, and we believe that artificially creating short-term target numbers serves our shareholders poorly. We would prefer not to be asked to make such predictions, and if asked we will politely decline.

Risk Vs. Reward In The Long Run

Our business environment changes rapidly and needs long-term investment. We will not hesitate to place major bets on promising innovative opportunities.
"In Oprah Winfrey's words, "I believe that one of life's greatest risks is never daring to risk." and "We can't become what we need to be by remaining what we are." And it was Bill Gates who said, "I believe that if you show people the problems and you show them the solutions they will be moved to act"

We will not shy away from high-risk, high-reward projects because of short-term earnings pressure. Some of our past bets have gone extraordinarily well, and others have not. Because we recognize the pursuit of such projects as the key to our long-term success, we will continue to seek them out. For example, we would fund projects that have a 10% chance of earning a billion dollars over the long term. Do not be astonished, if we place smaller bets in areas that seem very exploratory or even strange.
As the percentage of reward to risk increases, we will accept projects further outside our normal areas, especially when the initial investment is small.

We will encourage our employees, in addition to their regular projects, to spend 20% of their time working on what they think will most benefit Avercal. This empowers them to be more creative and innovative. Many of our significant advances have happened in this manner. Most risky projects fizzle, often teaching us something.

We may have quarter-to-quarter unpredictability as we realize losses on some new projects and gains on others. If we accept this, we can all maximize value in the long term. Even though we are excited about risky projects, we expect to devote the vast majority of our resources to our main business, especially since most people naturally incline toward incremental improvements.

Executive Roles

We run Avercal as a group of three. Cannon Sr. and I have worked closely together for the last eight years. Cannon Sr.
was named Vice President three years ago. The three of us run the company collaboratively with Pernell and me as President. The structure is unconventional, hut we have worked successfully in this way.

To facilitate timely decisions, Cannon Sr., Pernell, and I meet to update each other on the business and to focus our collaborative thinking on the most important and pressing issues. Decisions are often made by one of us, with the others being briefed later. This works because we have remarkable trust and respect for each other and we generally think the same. Because of our strong long term working relation, we can often predict differences of opinion among the three of us. We know that when we disagree, the correct decision is far from obvious.
Cannon Sr., Pernell, and I run the company without any significant internal conflict, but with healthy debate. As different topics come up, we often delegate decision-making responsibility to one of us.

We hired Cannon Sr. as a more experienced complement to Pernell and me to help us run the business. Cannon Sr. is an accountant with the federal government. He has a Bachelor's degree in accounting, a very unusual and important combination for Avercal given our scientific and technical culture. This partner, among the three of us, has worked very well and we expect it to continue. The shared judgments and extra energy available from all three of us has significantly benefited Avercal.

All three of us devote considerable time to overall management of the company and other fluctuating needs. We are extremely fortunate to have talented management that has grown the company to where it is today-they operate the company and deserve the credit.

Corporate Structure

We are creating a corporate structure that is designed for stability over the long term. By investing in Avercal, you are placing long-term confidence in the team, especially
Pernell and me, and on our new approach. We want
Avercal to become an important and significant company. That takes time, stability, and independence.

In the transition to public owner, we have set up a corporate structure that will make it harder for outside parties to take over or influence Avercal. This structure will also make it easier for our management team to follow the long term, innovative approach emphasized earlier.
This structure, called a dual class voting structure, is described elsewhere in this prospectus.

The main effect of this structure is likely to leave our team, especially Pernell and me, with significant control over the company's decisions and fate, as Avercal shares change hands. New investors will fully share in Avercal's long-term growth but will have less influence over its strategic decisions than they would at most public companies.

While this structure is unusual for technology companies, it is common in the media business and has had a profound importance there. The New York Times Company, the Washington
Post Company and Dow Jones, the publisher of The Wall
Street Journal, all have similar dual class owner structures. The Berkshire Hathaway Company has applied the same structure, with similar beneficial effects.
From the point of view of long-term access in advancing a company's core values, the structure has clearly been an advantage.

Academic studies have shown that from a purely economic point of view, dual class structures have not harmed the share price of companies. The shares of each of our classes have identical economic rights and differ only as to voting rights.

As a public company, we believe a dual class voting structure will enable us to retain many of the positive aspects of being private. We understand some investors do not favor dual class structures. We have considered this point of view carefully, and we have not made our decision carelessly. We are convinced that everyone associated with Avercal will benefit from this structure.

To help us manage, we have recently expanded our Board of Directors to include three additional members. Alice Potts has a bachelor's degree in computer science, Patricia
Batts has a bachelor's degree business administration, and James Potts has a bachelor's degree in computer science with extensive experience as a Computer
Analyst with the Federal Government. We could not be more excited about the caliber and experience of these directors. We have a world-class management team excited by Avercal's mission and will be responsible for Avercal's future success. We believe the stability afforded by the dual-class structure will enable us to retain our unique culture and continue to attract and retain talented people who are Avercal's means of support.
Our colleagues will be able to trust that they themselves and their labors of hard work, love and creativity will be well cared for by a company focused on stability and the long term.

As an investor, you are placing a potentially risky long-term bet on the team, especially Pernell and me. The two of us, Cannon Sr. and the rest of the management team recognize that our individual and collective interests are deeply aligned with those of the new investors, who choose to support Avercal. Pernell and I are committed to Avercal for the long term. The broader Avercal team has also demonstrated an extraordinary commitment to our long-term success. With continued hard work and good fortune, this commitment will last and flourish. When
Pernell and I founded Avercal, we hoped, but did not expect, it would reach its current influence. Our intense and enduring interest was to objectively help people find automobiles in a secure environment.
We believe a well functioning society should have abundant and unbiased access to high quality information about automobiles. Avercal, therefore, has a responsibility to the world. The dual-class structure helps ensure that this responsibility is met. We believe that fulfilling this responsibility will deliver increased value to our shareholders.

Becoming a Public Company

We assumed when founding Avercal that if things went well, we would likely go public some day. But we were always open to staying private, and a number of developments reduced the pressure to change. We soon were generating cash, removing one important reason why many companies go public. We made business progress we were happy with.
We have been unable to meet our business needs with our current level of capital.

A number of factors weighed on the other side of the debate. As a smaller private company, Avercal kept business information closely held, and we believe this helped us against indirect competitors. As a public company, we will of course provide you with all information required by law, and we will also do our best to explain our actions.
But we will not unnecessarily disclose all of our strengths, strategies, and intentions.

We have demonstrated a proven business model and have designed a corporate structure that will make it easier to become a public company. A large, diverse, enthusiastic shareholder base will strengthen the company and benefit. A larger cash balance will provide Avercal with flexibility and protection against adversity. All in all, going public now is the right decision.

IPO Pricing and Allocation

Informed investors willing to pay the IPO price should be able to buy as many shares as they want, within reason, in the IPO, as one stock market.

It is important to us to have a fair process for our IPO that is inclusive of both small and large investors. It is also crucial that we achieve a good outcome for Avercal. Our goal is to have a share price that reflects a fair market valuation of Avercal and that moves rationally based on changes in our business and the stock market.

We would like you to invest for the long term, and to do so only at or below what you determine to be a fair price.
We encourage investors
not to invest in Avercal at IPO for some time after, if they believe the price is not sustainable over the long term.

We intend to take steps to help ensure shareholders are well informed. We encourage you to read this prospectus.

Conclusion

Avercal is not a conventional automobile company. Cannon Sr., Pernell and I intend to operate Avercal differently, applying the values it has developed as a private company to its future as a public company. Our mission and business description are available in the rest of the prospectus; we encourage you to carefully read this information.
We will optimize for the long term rather than trying to produce smooth earnings for each quarter. We will support selected high-risk, high-reward projects and manage our portfolio of projects. We will run the company collaboratively with Cannon Sr., as a team of three.
We will attract creative, committed new employees. We have a dual-class structure that is biased toward stability and independence and that requires investors to bet on the team, especially Pernell and me.

In this letter we have explained our thinking on why Avercal is better off going public. We have discussed our goal to have investors who determine a rational price and invest for the long term only if they can buy at that price. Finally, we have discussed our desire to create an ideal working environment that will ultimately drive the success of Avercal by attracting talented employees.

We have tried hard to foresee your questions. It will be difficult for us to respond to them given legal constraints during our offering process. We look forward to a long and hopefully prosperous relation with you, our new investors.

/s/Bettie Peppers
___________________

BETTIE PEPPERS

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/s/Cannon Pernell Peppers Jr.
____________________________
CANNON PEPPERS

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PROSPECTUS SUMMARY

This summary emphasizes information in this prospectus and does not contain all of the information you should consider in making your final investment decision.  You should read
this summary simultaneously with the more detailed
information, including our financial statements and the
related notes, in this prospectus.  You should carefully
consider information discussed in "Risk Factors."   Unless
we specify otherwise, all references in this prospectus to "we", "our," "us," and the "Company," refer to Avercal.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, U.S. dollars.

Our Company

Avercal is a U.S. company focused on improving the way consumers and auto franchisees connect. Our innovations in both off-line and online automobile advertising have made our company the most innovative company in the 20th century. Through a simple and perfected advertising process, we schedule test drives and showings for consumers. As we take our company to the next level, our goal is to specialize in providing quality, low mileage inventory for auto franchisees (eliminating the hassle of auctions) and forming strategic partnerships with local newspaper companies as a value added service to its automobile advertising clients.

We generate revenue by providing cost-effective advertising, both off-line and online. Consumers use our service to eliminate the hassle associated with selling their own vehicle, i.e. eliminating phone calls and visits from strangers to their home or office.

Our mission is to automate and organize the way automobile franchisees and private owners connect. We believe that the most cost effective, and ultimately the most profitable; way to accomplish our mission is to put the needs of consumers first. We have found that offering a high-quality user experience leads to increased clients and strong word-of-mouth advertising.

Corporate Information

We were incorporated in Iowa in August 2001. In June 2010, we reincorporated in Delaware. Our principal office is located at 121 W. Locust Street, Ste. 204; Davenport, IA
52803 and our telephone number is (563) 823-8300.

Our Competitive Strengths

We believe that we possess a number of competitive strengths, including:

* No Direct Competition - There is currently no known direct competition in this market.

* No Security Risk - Other automobile Internet companies expose their clients to security risks. Such as revealing their home addresses, email addresses, and phone numbers worldwide.
During May 2010, it was broadcast in the national news about a woman's husband who was brutally murdered in his home, when thieves responded to their internet ad from a "well known" website company. We, on the other hand, protect our clients by obtaining the buyer's identification before giving our client's personal home or office addresses. As a future, locally owned company in various states, our clients will have the option to schedule showings and test-drives at our office, instead of at their home or office. We also believe that our senior citizens (main target market) will benefit from our secure services.

* Quality of Life - Unlike other automobile website companies, we will also process the closing paperwork, i.e. bill of sale, change of automobile titles, etc.

* No Interruption in Service - If for some unforeseen reason, consumers experience computer "downtime", our service continues to both off-line and local walk-in clients.

* Convenience - In our virtual showroom, our service provides access to autos for sale by owners for everyone, including buyers who do not have Internet access or a computer in their home.

THE OFFERINGS

Class A common stock offered:

By Avercal - 2,000,000 Shares

Total -  2,000,000 Shares

Use of proceeds - We intend to use the net proceeds from this offering for general corporate purposes, including working capital, and possible acquisitions of complementary businesses, technologies or other assets.
See "Use of Proceeds" for additional information.
Proposed NASDAQ symbol - AVER

RISK FACTORS

An investment in Avercal involves significant risks. You should read these risk factors carefully before deciding whether to invest in our company. The following is a description of what we consider our key challenges and risks.

Risks Related to Our Business and Industry

We face some indirect competition from Carmax.com and Autoweb.com

We face some indirect competition in some of the aspects of our business, and particularly from other companies that seek to connect people with automobiles on the web and provide them with relevant advertising. Currently, we consider our indirect competitors to be autoweb.com and carmax.com.
Autoweb.com currently has an online presence and Carmax.com has a huge parking lot to park cars.

Autoweb.com, the leading consumer automotive Internet service, recently announced the formation of a new direct-to-consumer auto buying service. Responding to consumer demand, Autoweb.com will be the first to offer multiple auto buying choices under one brand. We expect that Autoweb.com will increasingly use its financial resources to compete with us. Carmax.com has become an increasingly significant competitor. It was rated a Fortune 500 company and one of the Fortune 2008 "100 Best Companies to Work For," is the nation's largest retailer of used cars. CarMax currently operates 100 used car superstores in 46 markets. The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles; and client-friendly service.

Both Autoweb.com and Carmax.com have more employees than we do. Autoweb.com also has significantly more cash resources than we do. Both of these companies also have longer operating histories and more established relations with clients. They can use their experience and resources against us in a variety of competitive ways, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for auto buyers. Autoweb.com and Carmax.com also may have a greater ability to attract and retain clients than we do because they operate Internet portals with a broad range of products and services.
If Autoweb.com or Carmax.com are successful in providing similar or better services compared to ours or leverage their platforms to make their services easier to access than ours, we could experience a significant decline in online clients. Any such decline in clients could negatively affect our net revenues.

We face competition from other Internet companies, including web search providers, Internet advertising companies and destination web sites that may also bundle their services with Internet access.

In addition to Autoweb.com and Carmax.com, we face competition from other online advertisers, including companies that are not yet known to us. We compete with online automobile advertising companies. Also, we may compete with companies that sell products and services online, because these companies, like us, are trying to attract clients to their web sites for information about products and services.

We also compete with destination web sites that seek to increase their online ad sales. These destination web sites may include those operated by Internet access providers, such as cable and DSL service providers.
Because our clients need to access our services through Internet access providers, they have direct relations with these providers. If an access provider or a computer or computing service manufacturer offers online services that compete with ours, the user may find it more convenient to use the services of the access provider or manufacturer. In addition, the access provider or manufacturer may make it hard to access our services by not listing them in the access provider's or manufacturer's own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relation, the access provider may be more effective than we are in tailoring services and advertisements to the specific taste of the user.

There has been a trend toward industry consolidation among our indirect competitors, and so smaller indirect competitors today may become larger indirect competitors in the future. If our indirect competitors are more successful than we are at generating clients, our revenues may decline.

We face competition from traditional media companies, and we may not be included in the advertising budgets of consumers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional advertising opportunities. We expect that consumers will continue to focus most of their advertising efforts on traditional media. If we fail to convince consumers to spend their advertising dollars with us, our operating results would be harmed.

We expect our growth rates to decline and anticipate downward pressure on our operating margin in the future.

We expect that in the future our revenue growth rate will decline and anticipate that there will be downward pressure on our operating margin. We believe our revenue growth rate will decline as a result of probable changes to our advertising program revenue, increasing competition and the inevitable decline in growth rates as our net revenues increase to higher levels.
We believe our operating margin will decline as a result of increasing competition and increased expenditures for all aspects of our business as a percentage of our net revenues, including sales and marketing operating expense.
We also expect that our operating margin may decline as a result of increases in the proportion of our net revenues generated from our Avercal Network members.
The margin on revenue we generate from our Avercal Network members is generally significantly less than the margin on revenue we generate from advertising on our web sites.
Additionally, the margin we earn on revenue generated from our Avercal Network could decrease in the future if our Avercal Network members require a greater portion of the advertising fees.

Our operating results may fluctuate.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. The following factors may affect our operating results:

* Our ability to compete effectively.

* Our ability to continue to attract clients to our web sites and local offices.

* The level of use of the Internet to find information.

* The mix in our net revenues between those generated on our web sites and those generated through our Avercal Network.

* The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations, and infrastructure.

* Our focus on long-term goals over short-term results.

* The results of our investments in risky projects.

* General economic conditions and those economic conditions specific to the online and offline advertising.

* Our ability to keep our web sites operational at a reasonable cost and without service interruptions.

* The success of our geographical expansion.

* Our ability to attract, motivate and retain top-quality employees.

* Our ability to upgrade and develop our systems, infrastructure and services.

* New technologies or services that block the ads we deliver and user adoption of these technologies.

* The costs and results of litigation that we may face.

* Our ability to protect our intellectual property rights.

* Our ability to forecast revenue from agreements under which we guarantee minimum payments.

* Our ability to successfully integrate and manage our acquisitions.

* Geopolitical events such as war, threat of war or terrorist actions.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results. In addition, advertising spending has historically been cyclical in nature, reflecting overall economic conditions as well as budgeting and buying patterns. Also, website traffic tends to be seasonal. Our rapid growth has masked the cyclicality and seasonality of our business.
As our growth slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. Quarterly and annual expenses as a percentage of net revenues may be significantly different from historical or projected rates.
Our operating results in future quarters may fall below expectations, which could cause our stock price to fall. If we do not continue to innovate and provide products and services that are useful to clients, we may not remain competitive, and our revenues and operating results could suffer.
Our success depends on providing products and services that people use for a high quality advertising experience. Our indirect competitors are constantly developing innovations in online advertising. As a result, we must continue to invest significant resources in research and development in order to enhance our technology and our existing products and services and introduce new high-quality products and services that people will use. If we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose clients and Avercal Network members. Our operating results would also suffer if our innovations are not responsive to the needs of our clients, advertisers and Avercal Network members, are not appropriately timed with market opportunity or are not effectively brought to market. As search technology continues to develop, our indirect competitors may be able to offer services that are, or that are perceived to be, substantially similar or better than those generated by our search services.

We generate our revenue almost entirely from advertising, and the reduction in spending by or loss of auto advertisers could seriously harm our business.

Our advertisers can generally terminate their contracts with us at any time. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately clients, or if we do not deliver their advertisements in an appropriate and effective manner. If we are unable to remain competitive and provide value to our advertisers, they may stop placing ads with us, which would negatively affect our net revenues and business.

We rely on our Avercal Network members for a significant portion of our net revenues, and otherwise benefit from our association with them, and the loss of these members could adversely affect our business.

We provide advertising and other services to members of our Avercal Network. We consider this network to be critical to the future growth of our net revenues. However, some of the participants in this network may compete with us in one or more areas. Therefore, they may decide in the future to terminate their agreements with us. If our Avercal Network members decide to use a competitor's advertising services, our net revenues would decline.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In 2003, we devoted significant resources to remediate and improve our internal controls. Although we believe that these efforts have strengthened our internal controls and addressed the concerns that gave rise to the "reportable condition" in 2002, we are continuing to work to improve our internal controls, including in the areas of access and security. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future.
Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

New technologies could block our ads, which would harm our business.

Technologies may be developed that can block the display of our ads. Most of our net revenues are derived from fees paid to us by advertisers in connection with the display of ads on web pages. As a result, ad-blocking technology could, in the future, adversely affect our operating results.

If we cannot maintain this culture as we grow, our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success. In addition, this offering may create a gap in wealth among Avercal employees, which may adversely impact relations among employees and our corporate culture in general.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our trademarks, trade secrets, and all of our other intellectual property rights are important assets for us. There are events that are outside of our control that pose a threat to our intellectual property rights.
For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the Internet. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time consuming.
Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We face risks associated with our trademarks.
For example, there is a risk that the word "Avercal" could become so commonly used that it becomes synonymous with the word "advertising." If this happens, we could lose protection for this trademark, which could result in other people using the word "Avercal" to refer to their own products, thus diminishing our brand.

We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by third parties, or intentionally or accidentally by our employees, which would cause us to lose the competitive advantage resulting from these trade secrets.

We are, and may in the future be, subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future.

Companies in the Internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. In addition, many of our agreements with members of our Avercal Network require us to indemnify these members for third-party intellectual property infringement claims, which would increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling in any such claims. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party's rights.
We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively.
Any of these results could harm our brand and operating results.

We compete with U.S. indirect competitors who are currently more successful than we are in various markets.

We face different market characteristics and competition in the U.S. In certain markets, other advertising services and Internet companies have greater brand recognition, and more clients. In order to compete, we need to improve our brand recognition and our selling efforts throughout the U.S. and build stronger relations with advertisers. We also need to better understand our U.S. clients and their preferences.
If we fail to do so, our statewide expansion efforts may be more costly and less profitable than we expect.

Our business may be adversely affected by malicious third-party applications that interfere with the Avercal experience.

Our business may be adversely affected by malicious applications that make changes to our clients' computers and interfere with the Avercal experience.
The interference often occurs without consent from clients, resulting in a negative experience that clients may associate with Avercal. The ability to reach clients and provide them with a superior experience is critical to our success. If our efforts to combat these malicious attacks are unsuccessful, our reputation may be harmed, and our communications with most clients could be impaired. This could result in a decline in user traffic and associated ad revenues, which would damage our business.

Our ability to offer our products and services may be affected by a variety of U.S. laws.

Existing or new legislation could expose us to substantial liability, restrict our ability to deliver services to our clients, limit our ability to grow and cause us to incur significant expenses in order to comply with such laws and regulations.

We also face risks associated with international data protection. The interpretation and application of data protection laws in Europe and elsewhere are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is consistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which in turn could have a material effect on our business.

If we were to lose the services of our senior management team, we may not be able to execute our business strategy.

Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our CEO and founders are critical to the overall management of Avercal as well as the development of our technology, our culture and our strategic direction. The loss of any of our management or key personnel could seriously harm our business.

If we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees.

We have in the past maintained a rigorous, highly selective, and time-consuming hiring process. As we grow, our hiring process may prevent us from hiring the personnel we need in a timely manner. In addition, as we become a more mature company, we may find our recruiting efforts more challenging.

We have a short operating history and a relatively new business model in an emerging and rapidly evolving market.
This makes it difficult to evaluate our future prospects and may increase the risk of your investment.

We first derived revenue from our advertising services in 2004 and we have only a short operating history with our personalized product sales, which we launched in 2005.
As a result, we have very little operating history for you to evaluate in assessing our future prospects.
You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market.
We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or changing business requirements.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need.
In 2011, we expect to spend substantial amounts to purchase or lease data centers and equipment and to upgrade our technology and network infrastructure to handle increased traffic, on our web sites and to roll out new products and services. This expansion is going to be expensive and complex and could result in inefficiencies or operational failures. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our operating results and financial condition.

Problems with bandwidth providers, data centers or other third parties could harm us.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We license technology and related databases from third parties to facilitate aspects of our data center and connectivity operations including, among others, Internet traffic management services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relation with clients and adversely affect our brand and our business and could expose us to liabilities to third parties.

Our systems are also heavily reliant on the availability of electricity, which also comes from third-party providers.
If we were to experience a major power outage, we would have to rely on back-up generators.
These back-up generators may not operate properly through a major power outage and their fuel supply could also be inadequate during a major power outage.
This could result in a disruption of our business.

System failures could harm our business.

Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our system, and similar events. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties.
Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in lengthy interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable.

More individuals are using non-PC devices to access the Internet.

The number of people who access the Internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants, and television devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device clients to our web search services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we will fail to capture a significant share of an increasingly important portion of the market for online services.

We have recognized cost of revenue, and may continue to recognize cost of revenue, in connection with minimum fee guarantee commitments with our Avercal Network members.

We have entered into, and may continue to enter into, minimum fee guarantee agreements with a small number of Avercal Network members. In these agreements, we promise to make minimum payments to the Avercal Networks member for a pre-negotiated period of time, typically from three months to a year or more. If the fees we earn under an agreement are less than the fees we are obligated to pay to an Avercal Network member, we recognize cost of revenue to the extent of the difference. It is difficult to forecast with certainty the fees that we will earn under our agreements, and sometimes the fees we earn fall short of the minimum guarantee payment amounts. In each period to date, the aggregate fees we have earned under these agreements have exceeded the aggregate amounts we have been obligated to pay to the Avercal Network members. However, individual agreements have resulted in our recognition of cost of revenues as a result of our minimum fee guarantees.

We face risks associated with currency exchange rates fluctuations.

As we expand our international operations, more of our clients may pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Hedging strategies we may implement to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

* We have limited experience in implementing or operating hedging programs. Hedging programs are inherently risky and we could lose money as a result of poor trades.

* We may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures.

* We may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may not be able to acquire enough of them to fully offset our exposure.

It has been and may continue to be expensive to obtain and maintain insurance.

We contract for insurance to cover potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get or may not be able to acquire any insurance for certain types of business risk. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted.

Acquisitions could result in operating difficulties, dilution, and other harmful consequences.

We do not have a great deal of experience acquiring companies.
We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions.
From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and is risky.

The areas where we may face risks include:

* The need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies.

* Diversion of management time and focus from operating our business to acquisition integration challenges.

* Cultural challenges associated with integrating employees from the acquired company into our organization.

* Retaining employees from the businesses we acquire.

* The need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of many of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

We have to keep up with rapid technological change to remain competitive.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies and advertising media could adversely affect us.
In addition, the widespread adoption of new
Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Our business depends on the growth and maintenance of the Internet infrastructure.

Our success will depend on the continued growth and maintenance of the Internet infrastructure.
This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands
placed on it if the number of Internet clients continues to increase, or if existing or future Internet clients access the Internet more often or increase their bandwidth requirements.
In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as our ability to provide our solutions.

Risks Related to Our Offering

Our stock price may be volatile, and you may not be able to resell shares of our Class A common stock at or above the price you paid.

Prior to this offering, our common stock has not been traded in a public market. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price may not be indicative of prices that will prevail in the trading market. The trading price of our Class A common stock following this offering is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

* Quarterly variations in our results of operations or those of our indirect competitors.

* Announcements by us or our indirect competitors of acquisitions, new products, significant contracts, commercial relations or capital commitments.

* Disruption to our operations or those of our Avercal
Network members or our data centers.

* The emergence of new sales channels in which we are unable to compete effectively.

* Our ability to develop and market new and enhanced products on a timely basis.

* Commencement of, or our involvement in, litigation.

* Any major change in our board or management.

* Changes in governmental regulations or in the status of our regulatory approvals.

* Changes in earnings estimates or recommendations by securities analysts.

* General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering.
These broad market and industry factors may seriously harm the market price of our Class A common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in companies and technologies that we believe will complement our business.
However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering.
These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Securities and Exchange
Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.
We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The concentration of our capital stock owner with our founders, executive officers, and our directors will limit your ability to influence corporate matters.

After our offering, our Class B common stock will have ten votes per share and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. We anticipate that our founders, executive officers, directors (and their affiliates) and employees will together own approximately 51% of our Class B common stock, representing approximately 51% of the voting power of our outstanding capital stock.
In particular, following this offering, our two founders and our CEO will control approximately 51% of our outstanding Class B common stock, representing approximately
51% of the voting power of our outstanding capital stock. Bettie, Cannon, and Pernell will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual class structure, our founders, directors, executives will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 51% of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial.
As a result, the market price of our Class A common stock could be adversely affected.

Provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended, may have the effect of delaying or preventing a change of control or changes in our management.
These provisions include the following:

* Our certificate of incorporation provides for a dual class common stock structure. As a result of this structure our founders, executives and employees will have significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

* Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

* Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders' meeting.

* Our certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

* Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders' meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

* Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock.
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Future sales of shares could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.
Sales of our Class A common stock in the public market after the restrictions described in this prospectus lapse, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions. We may, in our sole discretion, permit our officers, directors, employees and current stockholders who are subject to contractual lock-up agreements with us to sell shares prior to the expiration of their lock-up agreements.


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.
All statements, other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe,"
"may," "will," "estimate," "continue,"
"anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors."

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.


RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings
to fixed charges for us for the periods indicated
--------------------------------------------------------
Year Ended December 30.

Ratio of Earnings to Fixed Charges - Year 2001 -  1.0
Ratio of Earnings to Fixed Charges - Year 2002 -  1.9
Ratio of Earnings to Fixed Charges - Year 2003 -  2.6
Ratio of Earnings to Fixed Charges - Year 2004 -  1.1
Ratio of Earnings to Fixed Charges - Year 2005 -  1.4
Ratio of Earnings to Fixed Charges - Year 2006 -  5.3
Ratio of Earnings to Fixed Charges - Year 2007 -  3.2
Ratio of Earnings to Fixed Charges - Year 2008 -  2.2
Ratio of Earnings to Fixed Charges - Year 2009 -  1.0
Ratio of Earnings to Fixed Charges - Year 2010 -  1.0
----------------------------------------------------------

These ratios have been calculated by dividing income before income taxes, plus fixed charges by fixed charges.
Fixed charges consist of interest expensed.


USE OF PROCEEDS

The proceeds to us from the sale of 2,000,000 common shares in this offering will be approximately $9 million.
We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We intend to use the proceeds for general working capital purposes, including:

*  Growth and Expansion.

*  Employment of highly skilled managers and employees.

* Fees associated with the initiation of expansion through franchising.

* Leasing data centers and equipment.

* Capital expenditures.

* Sales and marketing expenses, research, and development expenses and general and administrative expenses.

* Develop new products and services.

* Acquisitions of or investments in businesses, products or technologies.

DIVIDEND POLICY

Presently we intend to preserve any future earnings and do not expect to pay any dividends in the projected future.

CASH AND CAPITILIZATION

The following table sets forth our cash and capitalization on an actual basis.

You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's
Discussion and Analysis of Financial Condition, and our financial statements and related notes included elsewhere in this prospectus.

--------------------------------------------------------------------

CASH AND CAPITILIZATION (Years 2001- 2010 (in thousands))

2001 - Cash - $2,888
2002 - Cash - $1,205
2003 - Cash - $1,427
2004 - Cash - $8,019
2005 - Cash - $2,939
2006 - Cash - $1,771
2007 - Cash - $1,909
2008 - Cash - $1,809
2009 - Cash - $  994
2010 - Cash - $2,000
--------------------------------------------------------------------
2001 - Current Liabilities - $      -
2002 - Current Liabilities - $      -
2003 - Current Liabilities - $      -
2004 - Current Liabilities - $      -
2005 - Current Liabilities - $      -
2006 - Current Liabilities - $      -
2007 - Current Liabilities - $      -
2008 - Current Liabilities - $      -
2009 - Current Liabilities - $      -
2010 - Current Liabilities - $138,463
--------------------------------------------------------------------
2001 - Stockholders' equity  (Paid-in capital) - $16,106
2002 - Stockholders' equity  (Paid-in capital) - $24,992
2003 - Stockholders' equity  (Paid-in capital) - $28,430
2004 - Stockholders' equity  (Paid-in capital) - $    -
2005 - Stockholders' equity  (Paid-in capital) - $    -
2006 - Stockholders' equity (Paid-in capital)  - $    -
2007 - Stockholders' equity (Paid-in capital)  - $    -
2008 - Stockholders' equity (Paid-in capital)  - $ 5,628
2009 - Stockholders' equity (Paid-in capital)  - $26,611
2010 - Stockholders' equity (Paid-in capital)  - $35,372
--------------------------------------------------------------------
2001 - Total Stockholder's Equity - $  18,994
2002 - Total Stockholder's Equity - $  26,197
2003 - Total Stockholder's Equity - $  29,857
2004 - Total Stockholder's Equity - $   8,019
2005 - Total Stockholder's Equity - $   2,939
2006 - Total Stockholder's Equity - $   1,771
2007 - Total Stockholder's Equity - $   1,909
2008 - Total Stockholder's Equity - $   7,437
2009 - Total Stockholder's Equity - $  27,605
2010 - Total Stockholder's Equity - $(101,091)

--------------------------------------------------------------------

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A and Class B common stock immediately after this offering.
Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class
A and Class B common stock outstanding after giving effect to the conversion of all of our preferred stock into Class B common stock, which will occur immediately prior to the completion of the offering. Investors participating in this offering will incur immediate, substantial dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

Due to our aggressive filing deadline, at this time, we are unable to provide audited financial statements.
An amended filing will be issued within 60 days to include audited financial statements.

You should read the following selected consolidated financial data in conjunction with "Management's
Discussion and Analysis of Financial Condition, and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The consolidated statements of operations data for the years ended December 31, 2010 and the consolidated balance sheet data at December 31, 2010 are derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information, are set forth in the consolidated statements. Please note, historical results are not necessarily indicative of the results to be expected in any future period.

--------------------------------------------------------------------
Consolidated Statements of Operations Data (Years 2001 - 2005 (in thousands)

Net Revenues

2001 Net Revenues -  ($3,872)
2002 Net Revenues -  ($8,687)
2003 Net Revenues - ($18,002)
2004 Net Revenues - ($10,604)
2005 Net Revenues - ($25,519)

Cost and Expenses

2001 Cost of revenues - $   547
2002 Cost of revenues - $ 1,339
2003 Cost of revenues - $ 1,335
2004 Cost of revenues - $   716
2005 Cost of revenues - $12,723

Marketing

2001 Marketing - $ 7,049
2002 Marketing - $ 5,039
2003 Marketing - $ 2,298
2004 Marketing - $ 6,945
2005 Marketing - $32,830

General and Administrative

2001 General and Administrative - $14,388
2002 General and Administrative - $26,184
2003 General and Administrative - $17,697
2004 General and Administrative - $11,130
2005 General and Administrative - $ 9,003

Total Cost and Expenses

2001 Total cost and expenses - $21,984
2002 Total cost and expenses - $32,562
2003 Total cost and expenses - $21,330
2004 Total cost and expenses - $18,791
2005 Total cost and expenses - $54,556

Income (loss) from operations

2001 Income (loss) from operations - $(18,112)
2002 Income (loss) from operations - $(23,875)
2003 Income (loss) from operations - $ (3,328)
2004 Income (loss) from operations - $ (8,187)
2005 Income (loss) from operations - $(29,037)
--------------------------------------------------------------------
Consolidated Statements of Operations Data (Years 2006 - 2010)
(in thousands)

Net Revenues

2006 Net Revenues - ($16,710)
2007 Net Revenues - ($ 7,189)
2008 Net Revenues - ($13,102)
2009 Net Revenues - $   -
2010 Net Revenues - $   -

Cost and Expenses

2006 Cost of revenues - $13,717
2007 Cost of revenues - $ 4,632
2008 Cost of revenues - $ 1,741
2009 Cost of revenues - $   385
2010 Cost of revenues - $    66

Marketing

2006 Marketing -  $14,774
2007 Marketing -  $ 9,295
2008 Marketing -  $ 1,611
2009 Marketing -  $   106
2010 Marketing -  $    -

General and Administrative

2006 General and Administrative - $6,705
2007 General and Administrative - $3,109
2008 General and Administrative - $3,179
2009 General and Administrative - $3,918
2010 General and Administrative - $  865

Total Cost and Expenses

2006 Total cost and expenses - $35,196
2007 Total cost and expenses - $17,036
2008 Total cost and expenses - $ 6,531
2009 Total cost and expenses - $ 4,409
2010 Total cost and expenses - $   931

Income (loss) from operations

2006 Income (loss) from operations - $(18,486)
2007 Income (loss) from operations - $ (9,847)
2008 Income (loss) from operations - $  6,571
2009 Income (loss) from operations - $ (4,409)
2010 Income (loss) from operations - $   (931)
--------------------------------------------------------------------

Consolidated Balance Sheet Data (Years 2001 - 2005) (in thousands)

Total Cash (Checking Account)

2001 Total Cash (Checking Account) - $2,888
2002 Total Cash (Checking Account) - $1.205
2003 Total Cash (Checking Account) - $1,427
2004 Total Cash (Checking Account) - $8,019
2005 Total Cash (Checking Account) - $2,939

Total Assets (fixed assets & inventory**)

2001 Total Assets (fixed assets & inventory**) - $22,137.00
2002 Total Assets (fixed assets & inventory**) - $ 1,436.00
2003 Total Assets (fixed assets & inventory**) - $ 2,752.00
2004 Total Assets (fixed assets & inventory**) - $   893.00
2005 Total Assets (fixed assets & inventory**) - $     -

Total current liabilities (Accts Payable)

2001 Total current liabilities (Accts Payable) - $     -
2002 Total current liabilities (Accts Payable) - $     -
2003 Total current liabilities (Accts Payable) - $     -
2004 Total current liabilities (Accts Payable) - $     -
2005 Total current liabilities (Accts Payable) - $     -

Total stockholders' equity (paid in capital)

2001 Total stockholders' equity (paid in capital) - $16,106
2002 Total stockholders' equity (paid in capital) - $24,992
2003 Total stockholders' equity (paid in capital) - $28,430
2004 Total stockholders' equity (paid in capital) - $   -
2015 Total stockholders' equity (paid in capital) - $   -

**Personalized Products Inventory

--------------------------------------------------------------------

Consolidated Balance Sheet Data (Years 2006 - 2010) (in thousands)

Total Cash (Checking Account)

2006 - Total Cash (Checking Account) - $1,771
2007 - Total Cash (Checking Account) - $1,909
2008 - Total Cash (Checking Account) - $1,809
2009 - Total Cash (Checking Account) - $  994
2010 - Total Cash (Checking Account) - $2,000

Total Assets (fixed assets & inventory**)

2006 - Total Assets (fixed assets & inventory**) - $   -
2007 - Total Assets (fixed assets & inventory**) - $290.13
2008 - Total Assets (fixed assets & inventory**) - $413.00
2009 - Total Assets (fixed assets & inventory**) - $   -
2010 - Total Assets (fixed assets & inventory**) - $   -

Total current liabilities (Accts Payable)

2006 - Total current liabilities (Accts Payable) - $    -
2007 - Total current liabilities (Accts Payable) - $    -
2008 - Total current liabilities (Accts Payable) - $    -
2009 - Total current liabilities (Accts Payable) - $    -
2010 - Total current liabilities (Accts Payable) - $138,463

Total stockholders' equity (paid in capital)

2006 - Total stockholders' equity (paid in capital) - $ - 2007 - Total stockholders' equity (paid in capital) - $ - 2008 - Total stockholders' equity (paid in capital) - $ 5,628 2009 - Total stockholders' equity (paid in capital) - $26,611 2010 - Total stockholders' equity (paid in capital) - $35,372

**Personalized Products Inventory
--------------------------------------------------------------------
		Consolidated Balance Sheet (in thousands)

			May 7,2010

ASSETS
	Current Assets
		Checking/Savings  		 2,000.00
	Total Current Assets 			 2,000.00

	Fixed Assets  		       		27,921.00
TOTAL ASSETS 			       		29,921.00

LIABILITIES & EQUITY

	Liabilities
		Current Liabilities
		Accounts Payable      		138,463.35

		Total Current Liabilities  	138,463.35

	Total Liabilities   			138,463.35

	Stock Holders' Equity (Owners) 		137,139.00

TOTAL LIABILITIES & EQUITY 			275,602.35

--------------------------------------------------------------------
		Consolidated Income Statement (in thousands)

			May 7,2010

	Ordinary Income/Expense

			Income

				Interest Payments    0.24

				Sales**         12,539.42

				Services**         276.39

			Total Income  		12,816.05

			Cost of Goods Sold  	 5,692.93

				Postage 	14,723.89

			Total COGS 		20,416.82

		Gross Profit 			(7,600.77)

		Net Ordinary Income 		(7,600.77)

		Net Income 			(7,600.77)


**Includes: Investment Activities (auto advertising, personalized products, vending, website design, and how-to-guides)

--------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

Avercal is establishing a nationally branded Offline and Internet-based marketing service for used vehicle purchasing and related consumer services. The Company's
Web site enables consumers to gather valuable automotive information and shop for vehicles and related consumer services from the convenience of their home or office. This convenience, quick and courteous service, improves consumers' overall buying experiences. The
Company's Offline and Internet-based alternative to traditional vehicle selling dramatically reduces participating franchisees' selling costs per vehicle and increases sales volumes by channeling a large number of ready-to-buy, well-informed consumers to Avercal participating franchisees. The Company believes that the growth rates experienced by the Company since inception are not indicative of future growth rates.
Avercal was formed in August 2001 and began operations in October 2001.

Franchisees may terminate their affiliation with the Company for any reason, including an unwillingness to accept the terms of the Company's revised marketing agreement or to join other marketing programs. Vehicle marketing revenues derived under subscription agreements will be recognized as follows: initial fees will be recognized ratably over the first twelve months following receipt, annual fees will be recognized ratably over the twelve months commencing when due, and monthly fees will be recognized when due. In certain instances, the Company will waive a newly franchisee's monthly fees for several months. The Company's Vehicle franchisee fees are not calculated on a per vehicle basis.

A franchisee may sell vehicles from multiple consumers
and therefore have multiple franchises. Franchisees pay
initial, annual and monthly fees per franchise
to subscribe to the Company's nationally branded Offline
and Internet-based   marketing program. Non-paying franchises
are associated with lower volume vehicle consumers and receive purchase request referrals without paying fees to Avercal. The Company enters into informal arrangements with potential franchisee participants on a trial basis in order to assist the Company and the franchisee in evaluating the effectiveness of the Avercal program at such franchise.

In order to generate additional revenues, attract more consumers to its Web site and franchisees to its program and remain competitive, the Company must successfully develop, market and introduce new services. The Company believes that to achieve its objectives it will need to generate a majority of its future revenues from new services.
The Company's used vehicle marketing program is expected to commence in the first quarter of 2012.
The Company will charge each Vehicle franchisee, which participates in the Company's used vehicle program separate signup and annual fees. In addition, the Company intends to charge daily listing fees for each used vehicle marketed through the used vehicle program. The
Company expects to begin offering financing to purchasers with sub-prime (lower quality) credit ratings in the second quarter of 2012. Finance program revenues will be recognized in the month the loan is originated.

Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based, and this limited operating history makes the prediction of future operating results difficult or impossible. In addition, the Company believes that, in order to achieve its objectives, it will need to significantly increase revenues from existing services and generate revenues from new services, such as the planned vehicle financing, and insurance policy referral services. There can be no assurance that the Company will successfully introduce or generate sufficient revenues from such services. The Company expects to incur substantial operating losses in future periods.
The Company's future prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the market for Internet commerce. To address these risks, the Company must, among other things, continue to send vehicle purchase requests to franchisees that result in sales in sufficient numbers to support the marketing fees charged by the Company, respond to competitive developments, increase its brand name visibility, successfully introduce new services, continue to attract, retain and motivate qualified employees, and continue to upgrade and enhance its information systems technologies to accommodate expanded service offerings and increased consumer traffic. There can be no assurance that the Company will be successful in addressing such risks.
In addition, although the Company has experienced some growth in recent periods, historical growth rates will not be sustainable and are not indicative of future operating results, and there can be no assurance that the Company will achieve or maintain profitability.

The introduction of new services by the Company's indirect competitors, market acceptance of Internet-related services in general and, in particular, demand for the Company's services, and the introduction by the Company of new services and market acceptance of such services may also result in significant fluctuations in quarterly operating results. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing or marketing decisions or establish strategic relations that could have a material adverse effect on the Company's business, results of operations or financial condition.
In particular, the Company may need to revise the marketing fees it charges to franchisees. There can be no assurance that franchisees will continue to participate in the Company's marketing program or agree to future fee increases. The Company believes that some of its franchisees may resist signing written agreements and there can be no assurance that the Company will be able to convince its franchisees to enter into written agreements with the Company.

Much of the Company's advertising is placed on Web
sites maintained by online service providers and
online search engine companies. The Company's advertising
agreements with online service providers and search
engine companies, are generally short-term contracts or are
otherwise cancelable on short notice. There can be no
assurance that these advertisers will not cancel such
contracts, or that indirect competitors will not be
able to displace Avercal from its preferred advertising
arrangements with such companies. The intense
competition in the sale of Internet advertising, including competition from other vehicle marketing services, has resulted in a wide range of rates quoted by different vendors for a
variety of advertising services. This makes it very
difficult to project future levels of Internet advertising
costs and availability of prime advertising space.
Accordingly, any increase in the volume of purchase
requests will result in increased advertising costs,
but revenue from franchisees will not necessarily increase
thereafter. The Company is also incurring significant expenses to increase awareness of its Offline and
Internet-based   marketing service in print and television media.
The Company expects these expenses to increase significantly. In the fourth quarter of 2002, the Company began to advertise on cable television.

Significant fluctuations in future quarterly operating results may also be caused by general economic conditions or traditional seasonality in the automobile and light duty truck markets, which may result in fluctuations in the level of purchase requests completed by consumers or adversely affect demand for the Company's existing and planned services. The foregoing factors make it likely that, in some future quarters, the Company's operating results will be below the expectations of the Company, securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially and adversely affected.

Marketing and Advertising

Marketing and advertising expenses include print advertising, public relations expenses, and associated expenses.

Marketing and advertising expenses increased each successive quarter, from $6,000 to $50,000. Marketing and advertising expenses increased due to increased print advertising. The Company anticipates that the overall level of marketing and advertising expenditures will increase significantly in the future, particularly in the first half of 2011 in connection with the Company's efforts to further increase awareness of the Avercal brand name.
Due to seasonal variations in the timing of marketing and advertising expenditures, the Company anticipates that marketing and advertising expenses will vary significantly from quarter to quarter.

Income Taxes

No provision for federal and state income taxes has been recorded as the Company incurred operating losses through
 December 31, 2008. As of December 31, 2008, the
Company had approximately $13,000 of net operating loss carry forwards which are available to offset future federal and state taxable income. Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carry forwards may be impaired in certain circumstances.
Events which may cause such limitations in the amount of available net operating losses which the Company may utilize in any one year include, but are not limited to, a cumulative owner change of more than 50% over a three year period. As of December 31, 2008, the effect of such limitation, if imposed, has not been determined.

Liquidity and Capital Resources

Since its inception, the Company has financed its operations primarily through small loans. For fiscal years 2005 and 2006, cash used in operating activities was primarily attributable to the net losses from operations and increases in prepaid expenses and other assets, offset to some extent by increases in current liabilities.
For the year ended December 31, 2007, cash used in investing activities (i.e. vending, website designing, personalized products, how-to-guides sales.)
was attributable
to purchases of bridal and parenting magazine ads, equipment consisting primarily of computer hardware, and telecommunications equipment.

The Company anticipates a substantial increase in its capital expenditures and operating lease expenses in 2011. The Company believes that the net proceeds from this offering, along with current cash and cash equivalents, will be sufficient to fund its working capital and capital expenditure requirements for at least the next twelve months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to issue additional equity or debt securities or establish a credit facility. The issuance of additional equity or convertible debt securities could result in additional dilution to the Company's shareholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to the Company.


Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks, including changes in currency rates, interest rates, and equity security prices.

Foreign Exchange Risk

Exposure to foreign currency gains and losses are the result of certain receivables of the U.S. parent due from its customers being denominated in currencies other than the U.S. dollar. The types of derivatives that can be used under the policy are forward contracts.

Interest Rate Risk

We invest in securities, consisting primarily of investments in interest-bearing demand deposit accounts with financial institutions. Investments in fixed rate and floating rate interest earning products carry an interest rate risk.
Fixed rate securities may have their market value impacted, due to a rise in interest rates, while floating securities may produce less income if interest rates fall. Due to these factors, our income from investments may decrease in the future.

BUSINESS

Overview

Avercal is establishing a nationally branded Offline and Internet-based marketing and local service for used vehicle purchasing and related consumer services. The
Company's Web site enables consumers to gather valuable information about automobiles and light duty trucks
("vehicles") and shop for vehicles and related consumer services from the convenience of their home or office.
This convenience, coupled with low, haggle-free pricing and quick and courteous service, improves consumers' overall buying experiences. The Company's Offline and Internet-based alternative to traditional vehicle selling dramatically reduces participating franchisees' selling costs per vehicle and increases sales volumes by channeling a large number of ready-to-buy, well-informed consumers to Avercal franchisees.

Consumers wishing to purchase Vehicles through the Company's services complete a request available on the Company's and its partners' Web sites that specify the type of vehicle and accessories desired, along with the consumer's phone number, e-mail address and zip code. The purchase request is then forwarded to the Avercal participating franchisee located in the consumer's geographic area. Typically, consumers are contacted by franchisees within 48 hours with a firm, competitive quote for the vehicle, eliminating the unwelcome and time-consuming task of negotiating with the franchisee and thus facilitating completion of the sale.

INDUSTRY BACKGROUND

Vehicle Selling

Buying a Vehicle is the second largest purchase an average consumer makes.


Although it attracts significant consumer dollars, the vehicle sales process has not changed significantly in the last 25 years.

The excitement of purchasing a Vehicle is often muted by the fear of being misled, intimidated or pressured into making a purchase decision. Dealerships typically retain multiple levels of sales personnel trained in sales, deal closing, finance, and insurance. As a result, a consumer is often faced with the prospect of negotiating with numerous individuals, all of whom receive compensation based on a percentage of the profits on each sale. This makes it difficult for a consumer to receive clear information or a fair price without protracted and unpleasant negotiation. These dynamics often result in low consumer satisfaction as consumers view sales tactics utilized by some dealerships as self-serving, unfair, intimidating or overbearing.

Notwithstanding the magnitude of the Vehicle market, the automotive dealership infrastructure is under pressure and consolidating. The Vehicle selling business is fiercely competitive due to an overabundance of dealerships.
A significant number of dealerships not only compete against local dealerships, but against dealerships located in the same geographical area who are affiliated with the same manufacturer. In addition, the typical business model of a Vehicle dealership is capital intensive, requiring significant investments in inventory, and is characterized by an expensive sales cost structure and significant pressure to increase per unit gross profit.

The historic abundance of dealerships and the resulting intense competition have led to the development of high-pressure sales methods designed not only to complete the sale of Vehicles, but also to increase per unit gross profit from additional product sales to the same consumer, such as vehicle accessories, financing, insurance and extended service contracts. These high-pressure sales methods have resulted in low consumer satisfaction and low sales productivity. In order to overcome this low productivity, a dealership must generate more sales leads by spending significant amounts to market its dealership, maintain a large selection of vehicles and improve the physical premises to attract consumers.
High priced print and television advertising often accompany these efforts. These factors, combined with the high cost of attracting and retaining the numerous sales personnel required to effect vehicle sales utilizing current sales methods, have significantly increased the average cost per Vehicle sold.

Low consumer satisfaction and the inefficient nature of traditional vehicle selling have left consumers seeking an alternative means of buying and selling automobiles and light duty trucks.

The Avercal Solution

Currently, our market potential is enhanced by the
non-existence of direct competition.   Avercal will
satisfy a market demand in the United States because it will be a tremendous benefit to sellers who don't have time to take care of mundane tasks such as, showing automobile after work, night hours, scheduling appointments, and giving directions to their home numerous times to caller after caller. On the other hand, buyers will be relieved of the hassle of checking the newspaper and then driving from door to door looking at used autos when they can drive to one location.
Avercals ultimate solution to sellers
would be to eliminate the dangers of
strangers entering their
homes and at the same time,
provide a safe place for buyers to go. Other miscellaneous services to consumers will include on the spot financing, auto pick up, (house calls), temporary auto parking, and auto body repair.

Our market niche consists of all consumers who own an automobile and advertises in local newspapers
(online and offline) and potential automobile buyers who read the classifieds (both online and offline) in search of used vehicles. Because of poor quality in used automobiles and high prices, this market is currently dissatisfied with used auto dealers.

Avercal is establishing a nationally branded online and offline marketing service for used vehicle purchasing and related consumer services. Using the Internet, consumers in the United States and Canada submit purchase requests on the Company's and its partners' Web site.
Each purchase request is then forwarded to the Avercal franchisee located in the consumer's geographic area.
The franchisee then telephones the consumer with a firm, competitive price. By providing an Offline and Internet-based alternative to traditional vehicle selling, Avercal provides the following benefits:

Benefits to Consumers. Using Avercal's Offline and
Internet-based marketing program, consumers benefit from the convenience and privacy of shopping from their home or office; online access to a wide range of up-to-date information about vehicle models, options and franchisee costs; receipt of a competitive price without the need to haggle; and quick and courteous delivery of the vehicle.

Benefits to Franchisees. One of the goals of the Avercal program is to significantly reduce franchisees' labor and marketing costs attributable to a vehicle sale. The
Company provides participating franchisees a high-volume of quality purchase requests at a low cost.
These requests are submitted by consumers who have indicated their level of purchase commitment and who, in most cases, have already conducted research on their desired vehicle. As a result, franchisees can complete the sales process more quickly and efficiently under the Avercal program than via traditional sales methods, thereby reducing a franchisee 's labor costs. In addition, participating franchisees can reduce their average per vehicle marketing costs by gaining access to a large number of serious purchasers without incurring the expense of incremental advertising.

The Company is committed to being the premier nationally branded, Offline and Internet-based marketing service for used vehicles and related consumer services.
Key elements of the Company's strategy include:

Enhancing the Strength of Avercal Brand Name. The
Company believes that enhancing the strength of the Avercal brand name and positioning itself as the industry standard for Offline and Internet-based, consumer friendly, low cost vehicle purchasing and related consumer services is critical in its efforts to attract vehicle buyers. The Company further believes that the early stage of the Company's leader in the development of the Offline and Internet-based vehicle purchasing market provide it with an opportunity to establish a level of branding not typically available to newer companies. A key element of the Company's strategy is to devote significant management and financial resources to brand name-building activities, including advertising in online and traditional print and television media, public relations initiatives and participation in industry conferences and trade shows. Recently, the Company placed advertisements in a number of additional leading magazines and on television in order to reach a wider audience, strengthening the awareness of the Avercal brand name and drive consumer traffic to the Company's Website.

Maintaining, Strengthening, Expanding Offline, and Online
Internet Relations. Contractual agreements with offline and online services, Internet search engine companies, and other service providers which recommend and refer consumers to the Company or allow consumers to complete purchase requests on their Web sites are critical to increasing the Company's visibility on the Internet, enhancing the strength of its brand name and generating a high volume of purchase requests.
The Company intends to strengthen its relations with existing Internet referral sources and seek exclusive or preferred arrangement with such sources. In addition, the Company continues to seek opportunities to promote its services on other Web sites or to enter into strategic alliances with or acquisitions of complementary service providers.

Expand and Upgrade Technology Infrastructure. The Company believes that its future success is significantly dependent on its ability to continuously improve the speed and reliability of its Web site, accommodate increasing traffic and enhance communication functionality with its consumers and franchisees. The Company plans to expand its technological infrastructure, enhance the security and reliability of the Company's Web site and develop additional sophisticated software applications and user interfaces to accommodate planned services.

Expanding Franchisee Base and Improving Franchisee Service.
The Company believes that the size and quality of its participating franchisee base is critical to the success of its business. The Company intends to capitalize on its marketing and advertising programs to further the expansion of its franchisee base. This expansion would provide the Company with the ability to increase its geographic penetration and improve its ability to service the purchase requests of a greater number of consumers.
In addition, the Company believes that increased consumer satisfaction with the vehicle purchasing experience is essential to the success and differentiation of its services. Accordingly, the Company will maintain an extensive training program for its participating franchisees which includes the initial and ongoing training of franchisee representatives and emphasizes rapid response times, a firm competitive price quote and fair and honest treatment of its consumers.

Leveraging Existing Avercal Brand Name and
Marketing Model with Additional Services. The
Company continually evaluates opportunities to leverage the Avercal brand name and its Offline and Internet-based vehicle-purchasing model by introducing new and complementary services. The Company currently expects these new service offerings to be launched in the first half of 2011.

Pursuing International Growth Opportunities.
The Internet and online service providers enable the Company to market its services internationally.
The Company believes that its vehicle purchasing model can be adapted for use in countries in which the vehicle selling industry faces structural inefficiencies and consumer dissatisfaction similar to that experienced in the United States.

Leveraging Proprietary Consumer Information.
The Company's growing database may, in the future, have the potential to provide franchisees and consumers with improved information regarding consumer preferences, which they may utilize to streamline purchasing decisions.

ANTICIPATED PRODUCTS AND SERVICES

Currently, the Company's anticipated Offline and Internet-based services include:


PLANNED SERVICES - Vehicle Marketing Services


LAUNCH DATE  - March 2011

DESCRIPTION - This service offers a cost-effective
Vehicle purchasing method, which allows consumers to
submit purchase requests to local franchisees who promptly
contact the consumer with a firm, competitive price over the telephone.
--------------------------------------------------------------------

PLANNED SERVICES - Insurance Marketing Service

LAUNCH DATE  - June 2011

DESCRIPTION - This service will allow users to
submit insurance applications online and rapidly receive
automobile insurance at competitive rates.
--------------------------------------------------------------------
PLANNED SERVICES -
Credit Union and Bank Program

LAUNCH DATE  - September 2011

DESCRIPTION - The Company intends to launch a
customized marketing service to credit unions
and banks to assist their members in purchasing
 used vehicles through Avercal participating franchisees.
--------------------------------------------------------------------

Vehicle marketing service

Consumers who purchase Vehicles through the Company's
Web site complete a purchase request over the Internet, which specifies the type of vehicle and accessories the consumer desires, along with the consumer's phone number, e-mail address and zip code. The purchase request is then forwarded to the Avercal participating franchisee located in the consumer's geographic area and the Company promptly returns an e-mail message to the consumer informing the consumer of the franchisee's name and phone number and the name of the Avercal manager at the franchise. Typically, the consumer is contacted by the franchisee by telephone within 24 hours with a firm, competitive quote for the vehicle, eliminating the unwelcome and time-consuming task of negotiating with the franchisee and thus facilitating completion of the sale.
Consumers usually complete their purchase and take delivery of their vehicles at the franchisee local office. Generally, within 5 days of the submission of the consumer's purchase request, the Company contacts the consumer by e-mail requesting completion of a quality assurance survey on the Company's Web site that is used by the Company and its franchisees to improve the quality of franchisee service and allows the Company to evaluate the sales process at participating franchisees.

Used vehicle marketing service

The market for used vehicles in the United States was estimated by NADA to be $370 billion in 2010, of which $182 billion represented sales of used vehicles by Vehicle franchised franchisees. This market has been growing rapidly, due primarily to increasing prices for new vehicles and the large supply of high-quality, late model used vehicles created by the recent trend toward short-term leasing. Used vehicle departments at many dealers are more profitable than Vehicle departments.

The Company intends to leverage its brand name and Vehicle franchisee network by launching similar marketing services for used vehicles during the third half of 2011.
Unlike existing Internet services, which act as unwieldy electronic classified ads, the Avercal used vehicle program will display to consumers a wide selection of vehicles available in the consumer's specific locale, tailored to their individualized search parameters. This display will eventually provide warranty and price information on the used vehicle, including updated retail and wholesale prices and the Avercal franchisee price, and, when available, a digital photograph of the used vehicle. Consumers could then place a purchase request for the used vehicle and would be contacted by the franchisee to conclude the sale.

To ensure that the used vehicles being sold through the service are of the highest quality, franchisees are required to certify that their used vehicles meet Avercal certification standards and to provide a nationwide, limited 100 day warranty. Consumers also receive a 48-hour, money-back guarantee on their purchases, which any franchisee in the Avercal used vehicle program will be required to honor. Only franchisees participating in the Vehicle program will be eligible to participate in the used vehicle program.

The Company will charge each Vehicle franchisee that wishes to participate in the Company's used vehicle program a separate and additional signup and annual fee per franchise. The Company anticipates that these fees would initially be lower than those charged in the Vehicle program.
In addition, the Company intends to charge daily listing fees for each used vehicle marketed on the service, which will be priced according to the number of used vehicles a franchisee lists with the Avercal program.

Finance and leasing services

The Company intends to make financing available to consumers purchasing used vehicles through the Avercal programs.
The Avercal financing program will be economical, convenient and private. Vehicle buyers will be able to apply for a loan online at the time they submit their purchase request for a used vehicle. The Company believes that the loans and leases offered through its service will be competitive with those currently available through major financial institutions.

The Avercal financing program will benefit lenders, lessors, consumers, and franchisees. Finance companies and franchisees will benefit from reduced paperwork and processing costs. Consumers will be able to arrive at the franchisee with their loan pre-approved, their credit verification documents in hand, and the loan paperwork waiting for them. This will enable immediate delivery and allow the franchisee to be more rapidly paid by the lender, thereby accelerating the franchisee's cash flow. The Company believes that the convenience of attractive financing, combined with a firm, competitive price, will increase the closing rates on sales attributable to Avercal purchase request referrals.

The Avercal financing program will enable consumers to receive up front, competitive loans from the privacy of their home or office, eliminating the need to negotiate a loan with the traditional car franchisee's department.
The Company anticipates that this service will be implemented during the third half of 2011.

The Company will negotiate with several financial institutions to offer used vehicle leasing programs and financing programs for used vehicle purchasers with sub-prime credit ratings. The Company currently expects to launch a financing program for consumers with sub-prime credit ratings in the third quarter of 2010. The Company expects to begin offering leasing for used vehicles by the end of the second quarter of 2012.

Credit Union Program. Avercal believes that credit unions, which assist their members in acquiring and financing used vehicles, represent an attractive market for its marketing services. The Company intends to launch a program for credit unions to assist their members in purchasing used vehicles through Avercal participating franchisees.

The Company's program is designed to ensure that credit union members receive the same competitive price and courteous service as the Company's direct
Internet clients, through access to Avercal's participating franchisees, while allowing credit unions to provide for the financing needs of their members. The Company's program will offer several Offline and Internet-based solutions targeted toward credit union members.

MARKETING AND SALES

Marketing funds has been very limited, but the Company believes that enhancing its national brand name recognition and position as a leading Offline and Internet-based marketing service is critical to its efforts to increase the number of purchase requests and franchisees. The growing number of Web sites, which offer competing services and the relatively low barriers to entry in providing Internet services, increase the importance of establishing and maintaining brand name recognition.

In order to enhance brand name awareness, the Company aggressively markets its services to vehicle consumers and Internet users by advertising on the Internet, in print media, and on television. Avercal continues to position itself as the leading vehicle and related consumer services marketing program with major Internet search engine companies. The Company believes that its comprehensive coverage of these Internet sites helps to increase purchase request volume and will remain a critical element of the Company's future business.

The Company supplemented its coverage of Internet referral sources with traditional print advertising.
The Company has historically focused on computer user and major automotive magazines. In the fourth quarter of 2001, the Company commenced advertising on cable television and radio.

The revolutionary nature of the Company's program compared to traditional vehicle sales methods has also resulted in a significant amount of unpaid media coverage. Articles about the Company's Vehicle program have appeared in local newspapers. The Company believes that the initial media coverage has been an important element in creating consumer awareness of the Avercal program.

Franchisee Network and Training

A franchisee may sell vehicles from multiple consumers and therefore have multiple franchises. Franchisees pay initial, annual, and monthly fees per franchise to the Company's online marketing program. The Company enters into informal arrangements with potential franchisee participants on a trial basis in order to assist the Company and the franchisee in evaluating the effectiveness of the Avercal program at such franchise.

The Company believes that some of its franchisees may resist signing written agreements and there can be no assurance that the Company will be able to convince franchisees to enter into written agreements with the Company.

In addition, should the volume of purchase requests increase, the Company anticipates that it will need to reduce the size of the exclusive territories to franchisees in order to serve consumers more effectively. Franchisees may be unwilling to accept reductions in the size of their territories and may, therefore, terminate their relation, refuse to execute formal agreements with the Company or decide not to join the Company's marketing program. A material decrease in the number of franchisees, or slower than expected growth in the number of franchisees, could have a material adverse effect on the Company's business, results of operations or financial condition. The Company may also become unable to refer an adequate number of consumers to participating franchisees. There can be no assurance that the Company will be able to attract franchisees.

Avercal is only interested in establishing relations with franchisees, which share the Company's commitment to improving consumer service in the vehicle selling industry. To meet this goal, the Company requests that participating franchisees have their representatives trained in the Avercal marketing program, dedicate electronic and human resources to the Avercal system and comply with the Avercal guidelines of rapid consumer response, full disclosure, competitive and up-front pricing communicated by telephone and the selection of an employee to be the dedicated
Avercal manager. To further increase consumer satisfaction and reduce franchise costs, the Company discourages franchisees from using commissioned salespersons and the accompanying layers of personnel to interface with Avercal consumers.

The Company will train Avercal franchisees over the telephone, via satellite seminars, at the Company's headquarters in Davenport, Iowa, at regional training centers and at franchisees' premises. The Company's staff strives to shift franchisee salespersons away from traditional vehicle selling techniques and to the Avercal approach. Special emphasis is placed upon telephone skills and addressing consumer questions and concerns. Generally, within two days of the submission of a vehicle purchase request, the Company contacts the consumer by e-mail requesting completion of a quality assurance survey on the Company's Web site that is used by the Company and franchisees to improve the quality of franchisee service and allows the Company to evaluate the sales process at participating franchisees. Franchisees that fail to abide by the Avercal program or who receive repeated consumer complaints will be terminated from the Avercal program.

Competition

The Company vehicle call center services
(scheduling test-drives and showings), has no known competition. Our unique call center service will create thousands of job throughout the United States.

The Company's vehicle purchasing services compete against a variety of Internet and traditional vehicle buying services and automotive brokers. In the Offline and Internet-based market, the Company competes for attention with other entities, which maintain traditional auto Web sites.

The Internet is characterized by minimal barriers to entry and current and new indirect competitors can launch new Web sites at relatively low cost. Potential indirect competitors could include, but are not limited to, automotive information service providers, vehicle consumers, and used vehicle franchisees. In order to compete successfully as an Internet commerce entity, the Company must significantly increase awareness of the Company and its brand name, effectively market its services and successfully differentiate its Web site. Many of the Company's current and potential Web site indirect competitors have longer operating histories, greater name recognition and significantly greater financial and marketing resources than the Company. Such indirect competitors could undertake more aggressive and costly marketing campaigns than the Company, which may adversely affect the Company's marketing strategies, which could have a material adverse effect on the Company's business, results of operations or financial condition.

In addition, as the Company introduces new services, it will compete directly with a greater number of companies, including vehicle insurers, lenders and lessors as well as used vehicle superstores, such as CarMax.
Such companies may already maintain or may introduce Web sites, which compete with that of the Company. There can be no assurance that the Company can continue to compete successfully against current or future indirect competitors nor can there be any assurance that competitive pressures faced by the Company will not result in increased marketing costs, decreased Internet traffic or loss of market share or otherwise will not materially adversely affect its business, results of operations and financial condition.

The Company believes that the principal competitive factors affecting the market for Offline and Internet-based vehicle marketing services are the speed and quality of service execution, the size and effectiveness of the franchisee base, competitive franchisee pricing, successful marketing and establishment of national brand name recognition, positioning itself as a leading Offline and Internet-based marketing service, the volume and quality of traffic to and purchase requests from a Web site and the ability to introduce new services in a timely and cost-effective manner. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company will be able to compete successfully against current or future indirect competitors with respect to any of these factors.

Operations And Technology Facilities

The Company believes that its future success is significantly dependent on its ability to continuously improve the speed and reliability of its Web site, enhance communications functionality with its consumers and franchisees and maintain the highest-level of information privacy and transactional security. The Company will maintain all of its own Web server hosting functions.
Continuous system enhancements are primarily intended to accommodate increased traffic across the Company's Web site, improve the speed with which purchase requests are processed and heighten Web site security which will be increasingly important as the Company offers new services such as vehicle insurance and financing. System enhancements entail the implementation of sophisticated new technology and system processes and there can be no assurance that such continuous enhancements may not result in unanticipated system disruptions. In addition, since launching its first Web site in October 2001, the Company has experienced system downtime for limited periods of up to a few hours due to power loss and telecommunications failures, and there can be no assurance that interruptions will not recur.
The Company will maintain redundant local offsite backup servers, all of the Company's primary servers will be located at its corporate headquarters and will be vulnerable to interruption by damage from fire, earthquake, power loss, telecommunications failure and other events beyond the Company's control. The Company is in the process of developing comprehensive out-of-state disaster recovery plans to safeguard franchisee and consumer information. The Company's business interruption insurance may not be sufficient to compensate the Company for all losses that may occur.
In the event that the Company experienced significant system disruptions, the Company's business, results of operations or financial condition could be materially and adversely affected, online.

The Company intends to develop its proprietary client/server database applications, which allow consumers to search and display used vehicle information. Such database applications allow Avercal franchisees to upload their inventory, including digitized photographs of vehicles, to the Company's used vehicle database.

The Company has developed and intends to further enhance systems, which allow consumers to complete and securely transmit online loan applications, which will be forwarded by the Company to the appropriate lender.
The Company anticipates launching
these services during the 3rd quarter of 2010.

The Company is currently in the process of completing a conversion to a redundant client/server SQL database platform which involves the integration of several different internal databases used to handle the Company's consumer and franchisee information and transmission requirements as well as the Company's financial, accounting and record-keeping requirements.
In addition to increasing the overall efficiency of the Company's operations, the Company anticipates that these new integrated systems could enable Avercal to develop and market new and strategically targeted database services.
No assurance can be given that the implementation of this new platform will not result in disruptions to the Company's business, such as the loss of data, errors in purchase request transmissions, delays in the Company's ability to effect periodic closings of its accounting records and other similar problems. Any such disruptions or any failure to successfully implement this new information system in a timely manner could have a material adverse effect on the Company's business, results of operations or financial condition.

The Company's services may be vulnerable to break-ins and similar disruptive problems caused by Internet users. Further, weaknesses in the Internet may compromise the security of confidential electronic information exchanged across the Internet. This includes, but is not limited to, the security of the physical network and security of the physical machines used for the information transfer. Any such flaws in the Internet or the end-user environment, or weaknesses or vulnerabilities in the Company's services or the licensed technology incorporated in such service, would jeopardize the confidential nature of information transmitted over the Internet and could require the Company to expend significant financial and human resources to protect against future breaches, if any, in order to alleviate or mitigate problems caused by such security breaches.

The Company's success and ability to compete is dependent in part upon its proprietary systems and technology.
While the Company relies on trademark, trade secret and copyright laws to protect its proprietary rights, the Company believes that the technical and creative skills of its personnel, continued development of its proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leader position.
Litigation may be necessary in the future to enforce or protect the Company's intellectual property rights or to defend against claims of infringement or invalidity.
Misapprriation of the Company's intellectual property or potential litigation could have a material adverse effect on the Company's business, results of operations or financial condition.

Government Regulation

The Company believes that its franchisee marketing service does not qualify as a brokerage activity and, therefore, that the Company does not need to comply with state broker licensing requirements. In the event that individual state regulatory requirements change or additional requirements are imposed on the Company, the Company may be required to modify its marketing programs in such states in a manner, which may undermine the program's attractiveness to consumers or franchisees. In addition, in the event that a state deems that the Company is acting as a broker, the Company may be required to comply with burdensome licensing requirements of such state or terminate operations in such state. In each case, the Company's business, results of operations or financial condition could be materially and adversely affected.

The Company's marketing service may result in changes in the way used vehicles are sold which may be deemed to be threatening by used vehicle franchisees who do not subscribe to the Avercal program. Such businesses are often represented by influential lobbying organizations, and such organizations may seek to introduce legislation which may impact the evolving marketing and distribution model which the Company's service promotes. Should legislative or legal challenges be brought successfully by such organizations, the Company's business, results of operations or financial condition could be materially and adversely affected.

As the Company introduces new services, the Company may need to comply with additional licensing regulations and regulatory requirements. Becoming licensed may be an expensive and time-consuming process, which could divert the efforts of management. In the event that the Company does not successfully become licensed under applicable state insurance or lending rules or otherwise comply with regulations necessitated by changes in current regulations or the introduction of new services, the Company's business, results of operations or financial condition could be materially and adversely affected.

Additionally, there are currently few laws or regulations directly applicable to access to or commerce on the Internet.
However, due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to commerce over the Internet, potentially covering issues such as pricing of services and products, advertising, user privacy and expression, intellectual property, information security, anti-competitive practices or the convergence of traditional distribution channels with Internet commerce. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject the Company to additional state sales and income taxes.

Employees

The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial and technical resources. The
Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its ability to attract and retain qualified sales, marketing, technical and managerial personnel. As the Company introduces new services, it will need to hire a significant number of additional managerial, sales, marketing and technical personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract and retain additional highly qualified personnel in the future.

MANAGEMENT

Executive Officers, Directors And Other Key Employees

The following table sets forth certain information with respect to the executive officers, directors and other key employees of the Company.

EXECUTIVE OFFICERS AND DIRECTORS
--------------------------------------------------------------------
NAME: Bettie Peppers
AGE: 54
POSITION: President and Chief Executive Officer
--------------------------------------------------------------------

NAME: Cannon Peppers Sr.
AGE: 53
POSITION: Chairman of the Board and Chief Financial Officer
--------------------------------------------------------------------

NAME: Cannon Peppers Jr.
AGE: 32
POSITION: Executive Vice President
--------------------------------------------------------------------

NAME: Erica Peppers
AGE: 27
POSITION: Vice President and Secretary
--------------------------------------------------------------------

NAME: Charlene Campbell
AGE: 53
POSITION: Chief of Office Administration and Education
--------------------------------------------------------------------

NAME: Patricia Batts
AGE: 53
POSITION: Chief of Human Relations
--------------------------------------------------------------------

NAME: Alice Potts
AGE: 46

POSITION: Vice President of Computer and Information System
--------------------------------------------------------------------

NAME: Jacqueline Body
AGE: 41
POSITION: President of Retail and Property Investments
--------------------------------------------------------------------

NAME: James Potts
AGE: 43
POSITION: President of Computer and Information System
--------------------------------------------------------------------

Bettie J. Peppers founded the Company and has been President and Chief Executive Officer since its inception.
Ms. Peppers has extensive experience in retail sales.
Ms. Peppers holds a B.S. from the School of Business at the Alabama A & M University and a M.S from the Texas
A & M University of Business and Logistics.

Cannon P. Peppers Sr. co-founded the Company and has been Chairman of the Board and Chief Financial Officer since its inception. Mr. Peppers has extensive experience as a government Accountant, since August 1979. Mr. Peppers holds a B.S. Degree from the school of finance and accounting from Mississippi Valley State University.
Mr. Peppers also serves as a licensed minister in the state of Illinois.

Cannon P. Peppers Jr. has been a director of the Company since inception and has serves as Executive Vice
President since October 2001.  Since September 2005,
Mr. Peppers has been Manager at the Shepherd Center, a Catastrophic Care Hospital in Atlanta, Georgia.
Mr. Peppers holds a B.S. DEGREE from the School of Nursing at the University of Iowa.

Erica J. Peppers has been a director of the Company since inception and serves as Vice President and Secretary since October 2001. Ms. Peppers speaks fluent Spanish and has extensive experience as a Bilingual client service representative in banks and universities.
Ms. Peppers holds a B.S. DEGREE in Psychology, PreMed,
Biology, a B. A. in Spanish, and a M.S in Public
Health with emphasis on International Health and Global
Studies from University of Alabama at Birmingham.

Charlean Campbell joined the Company in December 2009 as Chief of Office Administration and Education. Ms.
Campbell has extensive experience as an educator in public schools. Ms. Campbell holds a B.S. degree in Office Administration from Mississippi Valley State University.

Patricia Batts joined the Company in December 2009 as Chief of Human Relations. From 2007 to Present,
Ms. Batts serves as an EEO advisor for Fed EX in Memphis, TN and from December 1993 to October 1996 served as a personnel coordinator of Harvester magazine. From
1999 to 2006 served as employment investigator with the TN Human Rights commission. Ms. Batts holds a license in real estate and a B.S. degree in Personnel
& Human Relations from the University of Memphis.

Alice Potts joined the Company in December 2009 as Vice President of Computer and Information System.
Through project development and management; Ms. Potts has extensive experience developing training documentation and maintaining strong relationships with clients and executives. From October 2002 to Present, Ms. Potts serves as an Independent Consultant for companies such as BMW of North America (Automotive), British Petroleum
(BP) (Oil and Gas), Burlington Northern Santa Fe (BNSF)
(Railroad), Valero Energy Corporation (Oil and Gas),
M & M Mars (Food), White Wave Foods Dairy Products),
Raytheon (Aerospace, US&S (Railroad), Amgen Inc.
Biotechnology), Intervoice, Inc. (Electronic),
Symbol Technologies
(Electronic), and Dr. Pepper Seven Up (Beverage.
Ms. Potts holds a B.S. in Computer Science from Mississippi Valley State University.

Jacqueline Boddy joined the Company in December 2009 as President of Retail and Property Investments.
 She has extensive experience in retail management and brings to this company many years of diverse experience and working with diverse populations. She is co-owner of Property Services Investments and owner of Accessories Galore.
Ms. Body holds a B.A. in Sociology from Tougaloo
College and a Masters in Social Work from Jackson State University.

James Potts joined the Company in December 2009 as
President of Computer and Information System. Mr. Potts has extensive experience as a Computer Analyst. From 1991 to 1992, Mr. Potts served as Computer Programmer for Madison Research Corporation. From June 16, 1997- 1998
Mr. Potts served as Senior Analyst of Westar Corp. From September 1998 to June 2002, Mr. Potts served in
System Analyst IV (System Administrator) for NCCIM. Mr. Potts is the founder and CEO of Potts Construction in Alabama and he holds a B.S. degree from Mississippi
Valley State University in Computer Science and Programming.

Directors' Compensation

The Company's non-employee directors do not currently receive any cash compensation for service on the Company's Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

Officers of the Company are appointed by the Board of Directors and serve at its discretion. The Company has entered into indemnification agreements with each member of the Board of Directors and certain of its officers providing for the indemnification of such person to the fullest extent authorized, permitted or allowed by law.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial owners of the Company's
Common Stock as of August 9, 2010.

-------------------------------------------------------
Title of Class: Class A
Name and address of beneficial Owner: Bettie Peppers
Amount and nature of beneficial ownership: $100,000
Percent of Class: 100%


Title of Class: Class A
Name and address of beneficial Owner: Cannon Peppers
Amount and nature of beneficial ownership: $25,000
Percent of Class: 25%

-------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK

Common Stock

A total of 2,000,000 shares of Common Stock of the Company will be authorized upon the closing of the Offering. Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any. The Common
Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the Offering will be fully paid and non-assessable.

Preferred Stock

The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock.
Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.
Upon the closing of the Offering, no shares of Preferred Stock will be outstanding and the Company has no plans to issue any of the Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Offering, there has been no market for the Common
Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

LOCK-UP AGREEMENTS

All officers, directors, and other stockholders of the Company have agreed not to sell, offer, contract or grant any option to sell, make any short sale, pledge, transfer, establish an open "put equivalent position" within the meaning of the Rule 16a-1(h) under the Securities
Exchange Act of 1934, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus.
In addition, under the terms of the Option Plan and Incentive Plan, holders of options to purchase Common Stock are obligated not to sell or transfer any shares of the Company during such 180-day period if so requested by the Company.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.
The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.
Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law.
Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Dealers and agents participating in the
distribution of the securities may be
deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

Representations of Purchasers

By purchasing Class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders from whom the purchase confirmation is received that:

* The purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws,

* Where required by law, that the purchaser is purchasing as principal and not as agent, and

* The purchaser has reviewed the text above under Resale Restrictions.

Rights of Action-Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Class A common stock, for rescission against us and the selling stockholders in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation.
The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Class A common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Class A common stock.
If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders.
In no case will the amount recoverable in any action exceed the price at which the Class A common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability.
In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Class A common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the for investment by the purchaser under relevant Canadian legislation.

ADDITIONAL INFORMATION

The public may read and copy any materials filed with the SEC at the SEC Public Reference Room
(100 F Street, N.E., Washington, DC 20549).
The public may also obtain information
on the operation of the Public Reference
Room by calling the SEC at 1-800-SEC-0330.
The SEC maintains an Internet site that
contains additional information and the
address of that site
is (http://www.sec.gov).

Undertakings.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Davenport, County of Scott, State of Iowa, on the 30th day of June 2010.

AVERCAL, INC

By:   /s/ Bettie J. Peppers
     __________________________
      Bettie J. Peppers

--------------------------------------------------------------------
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bettie J. Peppers, and each of them acting individually, as his/her true and lawful attorneys-in-fact and agents, each with full power of substitution, for her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462 (b) increasing the number of securities for which registration is sought), and to file the same, with other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities
Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

--------------------------------------------------------------------
Signature: /s/Bettie Peppers
           ________________
           Bettie Peppers

Title: President and Chief Executive Officer

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Cannon Peppers Sr.
               ________________
               Cannon Peppers Sr.

Title: Chairman of the Board and Chief Financial Officer

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Cannon Peppers Jr.
               ________________
               Cannon Peppers Jr.

Title: Executive Vice President and Chief of Public Relations

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Erica Peppers
               ________________
               Erica Peppers

Title: Vice President and Secretary

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Charlene Campbell
               ________________
               Charlene Campbell

Title: Chief of Office Administration and Education

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Patricia Batts
               ________________
               Patricia Batts

Title: Chief of Human Relations

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Alice Potts
               ________________
               Alice Potts

Title: Vice President of Computer and Information System

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ Jacqueline Boddy
               ________________
               Jacqueline Boddy

Title: President of Retail and Property Investments

Date: August 9, 2010

--------------------------------------------------------------------

Signature: /s/ James Potts
               ________________
               James Potts

Title: President of Computer and Information System

Date: August 9, 2010

--------------------------------------------------------------------


As filed with the Securities and Exchange
Commission on August 9, 2010

Registration No. 333-


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Avercal Inc.
(Exact name of registrant as specified in its charter)

121 W. Locust Street; Ste 204
Davenport, IA  52803
563-823-8300 or 1-866-894-2034
-------------------------------------------------
Current Mailing Address
P.O. Box 152
Moline, IL  61266
-------------------------------------------------

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

B. J. Potts Peppers
Founder and Chief Executive Officer
Avercal, Inc.
121 W. Locust Street; Ste 204
Davenport, IA  52803
563-823-8300 or 1-866-894-2034

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Prospectus (Subject to Completion and/or Amendment)
Dated August 9, 2010